Exhibit 99.1

HSN, INC. APPOINTS JOHN B. MORSE, JR. TO BOARD OF DIRECTORS

ST. PETERSBURG, FL - December 9, 2008 – Interactive multichannel retailer HSN, Inc. (NASDAQ: HSNI) announced today the appointment of John (Jay) B. Morse, Jr. to its Board of Directors.  Mr. Morse will also serve as a member of the Board’s Audit Committee and act as Chairman of the Compensation and Human Resources Committee.  Mr. Morse’s appointment expands the number of HSNi Board members to 10.

Mr. Morse is currently Senior Vice President, Finance and Chief Financial Officer of The Washington Post Company where he has served in this role since November 1989.  He also is President of Washington Post Telecommunications, Inc. and Washington Post Productions, Inc., both subsidiaries of The Washington Post Company.  Mr. Morse has announced his intention to retire from The Washington Post Company at the end of 2008.  Prior to joining this organization, Mr. Morse was a partner at PricewaterhouseCoopers where he worked with publishing/media companies and multilateral lending institutions for more than 17 years.

In commenting on the appointment, Arthur Martinez, Chairman of the Board of HSNi stated, “We are extremely pleased that Jay will join our Board to leverage his more than 35 years of media and management expertise.  Jay’s high standards and excellent judgment will be invaluable as we continue to guide the strategic direction of the company.”

“Jay is a highly respected executive with a wealth of media experience and strong business acumen that will be tremendously useful to the company,” said Mindy Grossman, Chief Executive Officer of HSNi.  “I look forward to working with Jay and welcome his meaningful contributions to our team as we continue to execute against our strategic growth initiatives.”

Mr. Morse is a Director and Chairman of the Audit Committee of Host Hotels & Resorts (formerly Host Marriott Corp.) and is a former Director and Chairman of the Audit Committee of Crestline Capital Corporation.  He also serves as Trustee and President of the College Foundation of the University of Virginia and is a Director of the North Virginia Technology Council.  Mr. Morse received his BA in history from the University of Virginia and holds an MBA from the University of Pennsylvania.

About HSN, Inc.

HSN, Inc. (NASDAQ: HSNI) is a $3 billion interactive multi-channel retailer with strong direct-to- consumer expertise among its two operating segments, HSN and Cornerstone Brands.  HSNi offers innovative, differentiated retail experiences on TV, online, in catalogs, and in brick and mortar stores.  HSNi ships 50 million products and handles 50 million inbound customer calls annually. HSN, which created the television retail industry 31 years ago, now reaches 90 million homes (24 hours a day, seven days a week, live 364 days a year).  HSN.com ranks in the top 30 of the top 500 internet retailers, is one of the top 10 trafficked e-commerce sites, and has more than a quarter million unique users every day.  In addition to its existing media platforms, HSN is the industry leader in technological innovation including services such as Shop by Remote, the only service of its kind in the U.S., and Video on Demand.  Cornerstone Brands comprises leading home and apparel lifestyle brands including Ballard Design, Frontgate, Garnet Hill, Grandin Road, Improvements, Smith+Noble, The Territory Ahead, and

Travelsmith. Cornerstone Brands distributes 400 million catalogs annually, operates seven separate e-commerce sites, and runs 25 retail stores.

Contacts:
Felise Glantz Kissell (Analysts/Investors)	Nancy Bushkin (Media)
727-872-7529	727-872-4084
felise.kissell@hsn.net	nancy.bushkin@hsn.net

#   #   #